KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 26, 2013, for the year ended December 31, 2012, the period April 30, 2011 (Inception) to December 31, 2011, related to the financial statements of Marathon Patent Group, Inc. (Formerly American Strategic Minerals Corporation), and also consent to the inclusion of our report dated June 24, 2013, for the year ended December 31, 2012, the period July 25, 2011 (Inception) to December 31, 2011, related to the financial statements of CyberFone Systems, LLC, and the unaudited interim financial statements for the three months ended March 31, 2013, which appear in Marathon Patent Group, Inc. and CyberFone Systems, LLC to Registration Statement on Form S-1 filed on or about June 25, 2013.

/s/ KBL, LLP
KBL, LLP
New York, NY
June 25, 2013

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